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                                                                    Exhibit 12.1

                               General Media, Inc.
                Computation of Ratio of Earning to Fixed Charges
                             Year Ended December 31,

                                                   1998           1999           2000           2001           2002
                                               ------------   ------------   ------------   ------------   ------------
Income (loss) from continuing operations,
   before income taxes                         ($ 3,879,000)  $ 22,606,000   $  5,467,000   ($ 9,966,000)  $  1,586,000
                                               ------------   ------------   ------------   ------------   ------------
Adjustments to income (loss)
   Interest expense                               9,918,000      7,969,000      6,865,000      8,003,000      7,258,000
   Interest income                                 (517,000)      (762,000)      (495,000)      (289,000)       (67,000)
   Interest expense in rental charges               757,000        615,000        594,000        594,000        654,000
                                               ------------   ------------   ------------   ------------   ------------
Adjusted income (loss)                         $  6,279,000   $ 30,428,000   $ 12,431,000   ($ 1,658,000)  $  9,431,000
                                               ============   ============   ============   ============   ============
Fixed charges
   Interest expense                            $  9,918,000   $  7,969,000   $  6,865,000   $  8,003,000   $  7,258,000
   Interest expense in rental charges               757,000        615,000        594,000        594,000        654,000
                                               ------------   ------------   ------------   ------------   ------------
Total fixed charges                            $ 10,675,000   $  8,584,000   $  7,459,000   $  8,597,000   $  7,912,000
                                               ============   ============   ============   ============   ============
Earnings insufficient to cover fixed charges   ($ 4,396,000)                                ($10,255,000)
Ratio of earnings to fixed charges                  (b)                3.5            1.7        (b)                1.2
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(b) For 1998 and 2001 earnings were insufficient to cover fixed charges.